Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Nomura Holdings, Inc. for the registration of senior debt securities and to the incorporation by reference therein of our report dated June 27, 2012, with respect to the consolidated financial statements of Nomura Research Institute, Ltd., included in the Annual Report (Form 20-F) of Nomura Holdings, Inc. for the year ended March 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

February 20, 2013